EXHIBIT 10.6

April 23, 2012

BY HAND-DELIVERY

Michael S. Gunter
2856 Country Club Road
Winston-Salem, NC  27104

Dear Mick:

This letter agreement (this “Agreement”) confirms various points concerning your separation of employment from Primo Water Corporation (the “Company”).

By this Agreement, you and the Company agree to be bound by the separation conditions set forth below:

1.
Your employment with the Company will end at the close of business on Tuesday, May 15, 2012 (your “Termination Date”).  During the period between today and the Termination Date, you agree to perform your job duties to the best of your ability and in accordance with your normal work schedule.  In addition, you hereby resign from all offices and positions you hold with the Company or any affiliated and associated companies or entities, effective as of the Termination Date.  If requested by the Company, you will execute any additional resignation letters, forms or other documents which acknowledge your resignation from such offices and positions.

2.
Regardless of your execution of this Agreement, you will receive your base salary through your Termination Date in accordance with the usual payroll practices of the Company.  If you are entitled to reimbursement for any outstanding approved expenses in accordance with the standard policies of the Company, such reimbursement will be issued to you within ten (10) business days of your submission of appropriate reimbursement reports within ten (10) days of your Termination Date.

3.
As additional consideration for the separation benefits described in Paragraph 4 below and without further remuneration beyond that described in Paragraph 4, you agree to make yourself reasonably available for and provide such transition and other services on a reasonable, as-needed basis for a period of nine (9) months following the Termination Date.  The Company will reimburse you for preapproved out-of-pocket expenses that you incur in providing such transition services, subject to the Company’s reimbursement policies in effect from time to time.  You agree to keep accurate records of expenses incurred in providing such services and to provide those records to the Company upon request.

4.
When you sign and return this Agreement within the designated period (see below), and subject to your compliance with the terms of this Agreement, the Company will provide you the following separation benefits:

(a)           For a period of nine (9) months following the Effective Date of this Agreement, you will receive an amount of severance per pay period equal to your base salary per pay period as of the Termination Date, less applicable taxes, withholdings and deductions.  The Company shall not have any right to rescind or modify the payment obligation set forth in this Section 4(c), including in the event of your obtaining new employment; provided, however, the Company’s ongoing payment obligations pursuant to this Section 4(a) are subject to your ongoing compliance with the terms and conditions of this Agreement.

(b)           If you are covered by Company health benefit plans as of your Termination Date, the Company will provide for health insurance coverage for you, subject to the provisions of the applicable health plans, for the period from the date your current premium month ends through the earlier of (i) February 28, 2013 or (ii) the date on which you become eligible for coverage by a subsequent employer (the “Health Insurance Period”), either by (x) providing for your continued eligibility for coverage under the Company’s health benefit plans for the Health Insurance Period, at the same levels as you had on your Termination Date and at the same cost to you as for similarly situated employees of the Company; or (y) reimbursing to you on a monthly basis the difference between your current cost for monthly insurance premiums under the Company’s health benefit plans and the cost of monthly premiums for COBRA continuation of your health insurance coverage for the Health Insurance Period.  The choice of option (x) or (y) under this Paragraph 4(b) shall be in the Company’s sole discretion.  Any fees or additional costs associated with your continuation of health insurance coverage, beyond those expressly stated herein, will be your responsibility, and any coverage beyond the Health Insurance Period, including premiums and other costs, will be at your own expense.

Separation Agreement
Michael S. Gunter

(c)           Vesting of your unvested restricted stock awards and unvested restricted stock unit awards (but not stock option awards) will accelerate so that all such awards will vest in full as of the Effective Date of this Agreement.  Your rights and obligations with respect to such awards will continued to be governed by the applicable equity plan and award grant documents.

5.
You will return to the Company all Company and Company client property, equipment, documents, information, and resources within your possession or under your control, wherever such items may be stored (office, car, home, etc.), including but not limited to keys, company credit cards, computers, mobile phones, hand-held electronic devices, intellectual property, and all Company and client information, including all files, documents, manuals, plans, projects, notes, lists, and all copies of same (both paper and electronic), which are in your possession or under your control, including any such information stored on any computer, thumb drive, hard drive, mobile phone or other electronic device.  All such items must be returned on or before your Termination Date and should be delivered the Company.  Any additional items that you discover at a later time must be immediately delivered to the Company.

6.
You agree that you have not, and will not, take or use any of the items referenced in Paragraph 5 above for your own personal use or for any purpose other than as authorized by the Company’s express permission.  You further agree that you have not arranged for and will not arrange for any such items to be forwarded or transferred to you or any other person before or after your Termination Date.

7.
You have an existing Employment Agreement with the Company, dated April 1, 2010, which is superseded and replaced by this Agreement except for the post-employment covenants contained in Sections 8 and 9 thereof, which you hereby expressly confirm and which are incorporated herein by reference in their entirety, including all subparts of each, as well as Sections 2, 14.1, 14.2, 14.6, 14.7, 14.8, 14.9 and 14.11 to the extent applicable to or necessary to enforce Sections 8 and 9.  A copy of your Employment Agreement is attached hereto as Exhibit A.  You hereby acknowledge and agree that you are entitled to no payments or other benefits under the Employment Agreement except as provided hereunder.  You also have an existing Non-Disclosure Agreement and Invention Assignment and Non-Competition Agreement with the Company, both of which remain in full force and effect.  A copy of each of these agreements is attached hereto as Exhibits B and C and their restrictive covenants are incorporated herein by reference.

8.	You will make no negative characterizations of your employment separation or of the Company or its affiliates, officers, shareholders, directors, managers, employees, agents or representatives.

9.
In consideration of the benefits conferred herein and after an opportunity to review this proposal for twenty-one (21) days and consult with legal counsel, you agree on behalf of yourself and your successors and assigns that you will forever refrain from taking any legal action against the Company, its affiliates, employees, directors, officers, shareholders, members, or agents, which is in any way related to your employment by the Company or the termination thereof, and do hereby release in full such parties from any claims related to your employment by the Company or the termination thereof arising prior to your execution of this Agreement, including without limitation (A) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, stock option awards or restricted stock awards, or other compensation of any kind; (B) any and all claims arising out of or related to your Employment Agreement; (C) any and all claims relating to employment practices or policies of the Company or its affiliates; (D) any and all claims arising under any federal, state or local legislation or ordinance, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Family Medical Leave Act, as amended (“FMLA”); Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act, as amended, (“ADA”); the Rehabilitation Act, as amended; the Older Worker Benefit Protection Act of 1990, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended (“USERRA”); and any other federal, state or local legislation or ordinance providing similar protections, prohibiting employment discrimination or harassment, or otherwise governing the employment relationship; and (E) any other claim or cause of action arising out of your employment with the Company or the termination thereof.  Notwithstanding the foregoing, the Company and you acknowledge that you are not releasing claims for the Company’s breach of this Agreement.

Separation Agreement
Michael S. Gunter

10.
The terms of this Agreement are confidential.  You agree that you will not disclose the terms of this Agreement to anyone, other than to your immediate family, your attorneys, your accountants, or as otherwise required by law, regulation, or court order.  In addition, you may also disclose this Agreement to your future potential employers or business partners for the purpose of facilitating compliance with your post-employment obligations to the Company.

11.
This Agreement, along with the terms of your Non-Disclosure Agreement and Invention Assignment and Non-Competition Agreement and the post-employment terms of your Employment Agreement referenced in Paragraph 7 above, supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to your employment by the Company and the termination thereof, and constitutes the sole and only agreement between the parties with respect to said subject matter, without any admission of liability.

12.
Your failure to comply with the requirements of Paragraphs 3, 5, 6, 7, 8, 9, and/or 10 hereof, including your obligations under your Non-Disclosure Agreement and Invention Assignment and Non-Competition Agreement will result in forfeiture of your right to receive any of the payments or other benefits described above, as liquidated and agreed damages in addition to any other remedy available to the Company in law or in equity.

13.
This Agreement will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.  You and the Company agree that any litigation arising out of or related to this Agreement or your employment by the Company shall be brought exclusively in any state or federal court in Forsyth County, North Carolina.  You and the Company (i) consent to the personal jurisdiction of such courts, (ii) waive any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) agree not to bring any proceeding arising out of or relating to this Agreement or your employment by the Company in any other court.

14.           You hereby represent and warrant that:

(a)           You are voluntarily entering into and signing this Agreement;

(b)           The Company advised you both in writing and verbally to consult with an attorney of your own choosing before signing this Agreement, and you have had ample opportunity to consult with legal counsel;

(c)           The claims released in Paragraph 9 above include any and all claims you have or may have arising out of or related to your employment with Company, including any and all claims under the Age Discrimination in Employment Act (ADEA).  Those claims released in Paragraph 9 do not include, and you are not releasing, any claims that might arise after the date you sign this Agreement;

Separation Agreement
Michael S. Gunter

(d)           The consideration provided pursuant to Paragraph 4 above constitutes material and valuable consideration that you were not entitled to receive absent your entering into this Agreement;

(e)           You acknowledge and understand that federal law allows you a period of at least twenty-one (21) days within which to consider this Agreement, and to the extent that you have signed earlier you have done so voluntarily and without any pressure from the Company;

(f)            You acknowledge and understand that federal law allows you a period of (7) days after you have signed this Agreement to revoke it; and as a result, notwithstanding any other provision herein, no provision of this Agreement shall be enforceable until such seven (7) day revocation period has passed.  Assuming that you do not revoke the Agreement, the Effective Date of this Agreement shall be the 8th day following the date that you deliver a signed copy of this Agreement to the Company; and

(g)           You have carefully read this document and fully understand each and every term.

You have twenty-one (21) days from the date of this Agreement to sign and return this Agreement.  In any event, please do not sign and return the Agreement prior to May 9, 2012.

You are advised to consult with an attorney regarding the provisions of this Agreement before you sign it.

If the above is in agreement with your understanding, please sign and keep one copy of this Agreement, and sign and return one copy to the Company.

Sincerely,

Primo Water Corporation
By:

/s/ Billy D. Prim
Billy D. Prim, President and CEO

ACCEPTED AND AGREED:

/s/ Michael S. Gunter
Michael S. Gunter

/s/ May 9, 2012
Date